Exhibit (h)(57)


                                    IVY FUND

                                     FORM OF

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                             Ivy Cundill Value Fund

                           Ivy Next Wave Internet Fund

         AGREEMENT made as of the ___th day of __________, 2000 by and between Ivy Fund (the "Trust") and Mackenzie Investment Management Inc. ("MIMI").

         WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate series of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Administrative Services Agreement dated September 1, 1992 (the "Master Services Agreement"), pursuant to which the Trust has appointed MIMI to provide the administrative services specified in the Master Services Agreement; and

         WHEREAS, Ivy Cundill Value Fund and Ivy Next Wave Internet Fund ( each, a "Fund" and collectively the "Funds") are separate investment portfolios of the Trust.

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Services Agreement, the Trust hereby adopts the Master Services Agreement with respect to the Funds, and MIMI hereby acknowledges that the Master Services Agreement shall pertain to the Funds, the terms and conditions of such Master Services Agreement being incorporated herein by reference.

         2. The term "Fund" as used in the Master Services Agreement shall, for purposes of this Supplement, pertain to each Fund.

         3. As provided in the Master Services Agreement and subject to further conditions as set forth therein, each Fund shall pay MIMI a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in each Fund's Prospectus for determining net asset value per share) of the net assets of that Fund during the preceding month at the annual rate of (i) 0.10% with respect to that Fund's Class A, Class B, Class C and Advisor Class shares, and (ii) 0.01% with respect to that Fund's Class I shares.

         4. This Supplement and the Master Services Agreement (together, the "Agreement") shall become effective with respect to each of the Funds as of the date specified above, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect for a period of two years from that date.
Thereafter, the Agreement shall continue in effect with respect to each Fund from year to year, provided such continuance with respect to each Fund is approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees (as defined in the Investment Company Act of 1940, as amended). This Agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by MIMI upon at least sixty (60) days' prior written notice to that Fund, or by a Fund upon at least sixty (60) days' written notice to MIMI; provided, that in case of termination by a Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                          IVY FUND, on behalf of
                          Ivy Cundill Value Fund and
                          Ivy Next Wave Internet Fund

                          By:      ________________________
                                   James W. Broadfoot, President


                          MACKENZIE INVESTMENT MANAGEMENT INC.


                          By:      ________________________
                                   Keith J. Carlson, President